UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)
(212) 547-2600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On September 20, 2016, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), acting through its operating partnership, completed the acquisition of 100% of the membership interests in PE Investments-T CAM2, LLC, a Delaware limited liability company, which owns a diversified portfolio (the “Portfolio”) of limited partnership or similar equity interests in real estate private equity funds (“Funds”) from NorthStar Realty Finance Limited Partnership (the “Seller”), an affiliate of a company managed by NorthStar Income II’s sponsor.

The Portfolio is comprised of interests in 41 Funds managed by 20 institutional-quality sponsors and has an aggregate reported net asset value (“NAV”) of approximately $344.3 million as of March 31, 2016 (the “Record Date”). The Funds hold interests in assets that are diversified geographically across 24 states and internationally and diversified by investment type, including mixed-use, multifamily, office and hotel properties.

NorthStar Income II acquired the Portfolio at a price equal to 92.25% of the NAV as of the Record Date. NorthStar Income II agreed to pay to the Seller approximately $273.1 million, with $33.9 million paid at the closing (reflecting $34.3 million of net distributions due to NorthStar Income II as of the closing date) and $204.7 million payable on December 31, 2016, subject to adjustments for distributions and contributions following the Record Date. In addition, NorthStar Income II assumed approximately $44.7 million of deferred purchase price obligations to third parties from whom the Seller had originally acquired certain of the Fund interests within the Portfolio. NorthStar Income II also agreed to indemnify the Seller in connection with the Seller’s continuing guarantee of the payment of such deferred obligations.

NorthStar Income II was and will continue to be entitled to receive all distributions of cash flow and return of capital attributable to the interests within the Funds from and after the Record Date. Further, NorthStar Income II will be obligated to fund all additional required capital contributions to the Funds from and after the Record Date. Although NorthStar Income II’s maximum future obligation for capital contributions is approximately $105.9 million, it currently expects to fund significantly less over the course of the investment.

The transaction was approved by NorthStar Income II’s board of directors, including all of its independent directors, and supported by an independent third-party valuation of the Portfolio.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information included in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “expects,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the Fund managers to effectively manage the Funds, the actual amount of capital contributions that NorthStar Income II will be required to fund to the Funds, the actual amount of distributions NorthStar Income II will receive from the Funds, the ability of NorthStar Income II to pay the deferred purchase price obligations assumed in connection with the acquisition, including obligations to the Seller and obligations to third parties, the performance of the Portfolio generally and each of the underlying Funds specifically, future property values, the impact of any losses from NorthStar Income II’s investments on cash flow and returns, the impact of leverage, including the leverage associated with the assets in the underlying Funds, the impact of the Portfolio’s diversification on performance, property level and Fund level cash flow, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in Part II, Item 1A of NorthStar Income II’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: September 26, 2016	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary